EXHIBIT 10.3
November 30, 2015

Matthew Smith

Via Hand Delivery

Dear Matt,

It is my pleasure to offer you the position of EVP Marketing, PSG, effective December 3, 2015. This offer supersedes all previous discussions. The key elements of our job offer are as follows:

1.
Employment: You will assume the position of EVP Marketing, PSG. In this role, you will report directly to Amir Rosenthal, President PSG Brands. This role is based in our Exeter, New Hampshire corporate office.

2.
Compensation: Your starting annual base salary will be $290,000.00 (paid in biweekly payments of $11,153.85 less taxes and withholdings) subject to annual review for discretionary merit increases based on your performance.

3.	Annual Bonus: Your annual bonus target remains at 65%.

4.	Long Term Incentive Plan: You will continue to be eligible to participate in the Long Term Incentive Plan.

This letter is intended to cover the key points of the offer. All other terms and conditions of your Employment Agreement (attached) remain in full force and effect.

If you agree with the written terms, please indicate your acceptance of this offer by signing below and returning to me.

Matt, I’m looking forward to your continued leadership in this new role!

Sincerely,

/s/ Amir Rosenthal

Amir Rosenthal
President, PSG Brands

____________________________________________________________________________________
I accept and agree to the terms of the above offer of employment.

/s/ Matthew Smith______________________________
Matthew Smith

Date: December 3, 2015